UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No. )

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Chemung Financial Corporation

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                                                           Subsidiaries: Chemung Canal Trust Company
                                                                            CFS Group, Inc.

April 2, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Chemung Financial Corporation to be held at the Holiday Inn Elmira - Riverview, 760 East Water Street, Elmira, New York on Wednesday, May 5, 2010, at 2:00 p.m.

At the Annual Meeting shareholders will be asked to elect five directors and to consider and vote upon a shareholder proposal that the Board of Directors be declassified. The attached Proxy Statement further describes these matters.

Whether or not you plan to attend the Annual Meeting, please indicate your vote by using the enclosed proxy card or by voting by telephone or via the Internet as soon as possible.

Sincerely,

Ronald M. Bentley
President & CEO

(THIS PAGE INTENTIONALLY LEFT BLANK)

CHEMUNG FINANCIAL CORPORATION

One Chemung Canal Plaza
Elmira, New York 14901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 5, 2010

To Our Shareholders:

Notice is hereby given that the 2010 Annual Meeting of the Shareholders of Chemung Financial Corporation will be held at the Holiday Inn Elmira - Riverview, 760 East Water Street, Elmira, New York, on Wednesday, May 5, 2010 at 2:00 p.m., for the following purposes:

1.	The election of five directors for a term of three years expiring in 2013.

2.	To consider a shareholder proposal to eliminate the classified board of directors.

3.	To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 18, 2010 has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 5, 2010:

The 2010 Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2009 are available at www.amstock.com/proxyservices/viewmaterials.asp
By Order of the Board of Directors

Jane H. Adamy
Secretary

Dated:	April 2, 2010
Elmira, New York

CHEMUNG FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
MAY 5, 2010

INFORMATION REGARDING THE ANNUAL MEETING

Time and Place of the Meeting

          This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders (the "Annual Meeting") of Chemung Financial Corporation ("Chemung Financial" or "the Company") to be held on Wednesday, May 5, 2010 at 2:00 p.m., at the Holiday Inn Elmira - Riverview, 760 East Water Street, Elmira, New York.

          This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are being mailed to shareholders on or about April 2, 2010. In the proxy statement, the "Bank" refers to Chemung Canal Trust Company, Chemung Financial's subsidiary bank.

Shareholders Entitled to Vote

          The record date for the meeting is March 18, 2010. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

          On the record date there were 3,526,898 shares of common stock of the Company outstanding. Each share of common stock is entitled to one vote on each matter that properly comes before the meeting.

Proxies and Voting Procedures

          Shares represented by properly executed proxies will be voted as directed. If a proxy does not specify how it is to be voted, it will be voted as the Board recommends - that is, FOR the election of the five nominees for director named in the proxy statement and AGAINST the shareholder proposal. Abstentions are voted neither "for" nor "against," but are counted in the determination of a quorum. The Board of Directors knows of no other business to be brought before the Annual Meeting but if any other matters are properly presented at the meeting for consideration, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

          We offer three alternative ways to vote your shares:
To Vote by Internet - You can access the web page at www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

To Vote by Telephone - If you wish to vote by telephone, call toll-free 1-800-776-9437 and follow the instructions. Have your proxy card available when you call.

To Vote by Mail - To vote by mail, please sign, date and mail your proxy card in the envelope provided as soon as possible.

          The deadline for telephone and Internet voting is 11:59 p.m. Eastern Daylight Time on May 4, 2010. A shareholder may revoke a proxy vote at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, or by delivering a later dated proxy, or by voting in person at the annual meeting.

Required Vote

          There are no cumulative voting rights. Nominees for director will be elected by a plurality of votes cast at the annual meeting by holders of common stock present in person, or represented by proxy and entitled to vote on such election. Only shares affirmatively voted in favor of a nominee will be counted toward the achievement of a plurality. Any other matter requires the affirmative vote of a majority of the votes cast at the meeting, except as otherwise provided in the Company's bylaws or Certificate of Incorporation.

Solicitation of Proxies

          The cost of soliciting proxies will be paid for by the Company. In addition to solicitations by mail, some of the directors, officers or employees of the Company may conduct solicitations in person or by telephone or other appropriate means without remuneration. The Company may also request nominees, brokerage houses, custodians and fiduciaries to forward soliciting material to beneficial owners of stock and will reimburse such intermediaries for their reasonable expenses in forwarding proxy materials.

PROPOSAL 1
ELECTION OF DIRECTORS

          The Board is divided into three classes of directors, as equal in number as possible, with one class to be elected each year for a term of three years. The Board is not aware that any nominee named in this proxy statement will be unable or unwilling to serve as a director.

          Shareholders will be entitled to elect five directors for a three-year term expiring at the 2013 Annual Meeting, or until their respective successors have been duly elected and qualified. Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if properly executed and returned, will be voted FOR the election of the nominees. Should any nominee become unable to serve as a director, the persons named in the proxy to represent shareholders will vote for any nominee, if any, who may be nominated by the Board of Directors.

          The biography of each of the nominees and continuing directors below contains information regarding the person's service as a director, business experience, other director positions, if any, held currently or at any time during the last five years, and individual experience, qualifications, and skills that contribute to the Board's effectiveness as a whole.

Nominees for Election, Term Expires 2013

Ronald M. Bentley, age 57, has served as a director since March 2007. He has served as the President and Chief Executive Officer of the Company since March 2007 and as President and Chief Operating Officer of the Bank from July 2006 to April 2007. He was formerly the President of Retail Banking at NBT Bancorp Inc. from 2005 to 2006 and Executive Vice President of Retail Banking and Regional President at NBT Bancorp Inc. from 2003 to 2005. Qualifications to serve on the Board include thirty-five years experience in the banking industry, and leadership, management, strategic planning and organizational skills.

Robert H. Dalrymple, age 59, has served as a director since 1995. He is Secretary and Vice President of Dalrymple Holding Corporation, parent company for several construction materials and highway construction companies. Mr. Dalrymple is the brother of David J. Dalrymple, also a director of the Company. Qualifications to serve on the Board include experience in all aspects of business ownership, strategic planning skills and financial management experience.

Clover M. Drinkwater, age 63, has served as a director since January 2005. She is a Partner in the law firm of Sayles & Evans. Qualifications to serve on the Board include strong leadership skills, expertise in tax and legal matters and thirty years of legal experience in trust and estate administration.

Ralph H. Meyer, age 70, has served as a director since 1981. He retired on August 1, 1998 as President and Chief Executive Officer of Guthrie Healthcare System, a vertically integrated health care delivery system. Qualifications to serve on the Board include corporate accounting skills, management experience, and strategic planning and organizational skills.

Richard W. Swan, age 61, has served as a director since 1984. He is Chairman of the Board of Swan & Sons-Morss Co., Inc., an insurance brokerage agency and was formerly President of Swan & Sons-Morss Co., Inc. Qualifications to serve on the Board include business management skills, sales experience and all aspects of business ownership.

The Board of Directors recommends a vote "FOR" each of the above nominees.

Continuing Directors, Term Expires 2011

Robert E. Agan, age 71, has served as a director since 1986. He retired June 1, 2001 as Chairman of the Board and Chief Executive Officer of Hardinge Inc., a worldwide machine tool manufacturer. Qualifications to serve on the Board include experience in strategic planning, corporate finance, marketing, sales and customer relations.

Stephen M. Lounsberry III, age 56, has served as a director since 1995. He is President of Applied Technology Manufacturing, a manufacturer of machined industrial and railroad component parts. Qualifications to serve on the Board include experience in management, marketing, sales, operations and strategic planning. He was also a commercial bank internal auditor and vice president of a community bank, through which he gained experience and knowledge of all aspects of banking.

Thomas K. Meier, age 69, has served as a director since 1988. He is President of Elmira College. Qualifications to serve on the Board include ten years of management experience with a Fortune 100 company, organizational skills, and experience in marketing and strategic planning.

Charles M. Streeter Jr., age 70, has served as a director since 1979. He retired December 31, 2002 as President of Streeter Associates, Inc., a general building contractor. Qualifications to serve on the Board include experience in all aspects of business ownership, sales, business operations, business planning and leadership skills.

Continuing Directors, Term Expires 2012

David J. Dalrymple, age 56, has served as a director since 1993, and is currently Chairman of the Board of the Company and the Bank. He is President of Dalrymple Holding Corporation, parent company for several construction materials and highway construction companies. Mr. Dalrymple is the brother of Robert H. Dalrymple, also a director of the Company. Qualifications to serve on the Board include over three decades of experience in business ownership, financial planning experience, and strong managerial and organizational skills.

William D. Eggers, age 65, has served as a director since 2002. He is Senior Counsel with the law firm of Nixon Peabody LLP; formerly Senior Vice President and General Counsel of Corning Incorporated, a diversified manufacturing company. Qualifications to serve on the Board include nine years of experience as legal counsel to a Fortune 500 public company, including experience as counsel to audit and finance committees, and service for five years on the company's risk management council.

John F. Potter, age 64, has served as a director since 1991. He is President of Seneca Beverage Corporation, a wholesale distributor of beer and water products. Qualifications to serve on the Board include experience in all aspects of business ownership, business planning, entrepreneurial experience, management experience, sales and marketing, and customer relations skills.

Robert L. Storch, age 66, has served as a director since 2009. He owned and managed a dairy farm that included breeding and merchandising purebred cattle for both domestic and international markets. He served as a board member and officer of several agricultural organizations that dealt with land management and dairy product marketing. He also served for sixteen years as a board member of the Bank of Canton. Qualifications to serve on the Board include experience in business management, business planning, sales and marketing.

Jan P. Updegraff, age 67, has served as a director since 1996. He retired from the Bank on December 31, 2007. He was President and Chief Executive Officer of the Company and the Bank from 1998 to 2006 and Vice Chairman of the Board from 2006 to 2007. Qualifications to serve on the Board include over three decades of experience in the banking industry, leadership skills, experience in corporate finance, customer relations and corporate oversight skills.

STOCK OWNERSHIP

Stock Ownership of Significant Shareholders, Directors and Executive Officers

          The following table provides certain information regarding the ownership of the outstanding shares of Chemung Financial Corporation as of March 18, 2010. Information is included for:

1) owners of more than 5% of the common stock, 2) directors and nominees for directors, 3) named executive officers listed in the Summary Compensation Table; and, 4) executive officers and directors as a group. Unless otherwise indicated, each of the beneficial owners named below has sole voting and investment authority with respect to the shares listed.
Five Percent Shareholders:
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Chemung Canal Trust Company Elmira, NY 14901	421,386	[1]	11.95%

Chemung Canal Trust Company Profit-Sharing, Savings and Investment Plan Elmira, NY 14901	177,352	[2]	5.03%

David J. Dalrymple 2105 South Broadway Pine City, NY 14871	382,627	[3,5]	10.85%

Robert H. Dalrymple 2105 South Broadway Pine City, NY 14871	316,558	[4,5]	8.98%

Directors, Nominees and Named Executive Officers:

Robert E. Agan	31,242	[6]	*
Ronald M. Bentley	10,667		*
Clover M. Drinkwater	6,510		*
William D. Eggers	6,614		*
Stephen M. Lounsberry III	24,118	[6]	*
Thomas K. Meier	18,387	[6]	*
Ralph H. Meyer	21,529	[6]	*
John F. Potter	54,257	[6,7]	1.54%
Robert L. Storch	398		*
Charles M. Streeter Jr.	14,972		*
Richard W. Swan	83,501	[8]	2.37%
Jan P. Updegraff	12,439	[9]	*
John R. Battersby Jr.	7,935	[10]	*
James E. Corey III	5,856	[11]	*
Melinda A. Sartori	3,294	[11]	*
Richard G. Carr	3,568	[11]	*

Directors and executive officers as a group (28 persons)	992,153	[12]	28.13
5

* Unless otherwise noted, less than 1%
[1]

Held by the Bank in various fiduciary capacities, either alone or with others. Includes 25,865 shares held with sole voting and dispositive powers and 395,521 shares held with shared voting power. There are 251,107 shares held with shared dispositive powers. Shares held in a co-fiduciary capacity by the Bank are voted by the co-fiduciary in the same manner as if the co-fiduciary were the sole fiduciary. Shares held by the Bank as sole trustee will be voted by the Bank only if the trust instrument provides for voting of the shares at the direction of the grantor or a beneficiary and the Bank actually receives voting instructions.

[2]

The Plan participants instruct the Bank, as trustee, how to vote these shares. If a participant fails to instruct the voting of the shares, the Bank votes these shares in the same proportion as it votes all of the shares for which it receives voting instructions. Plan participants have dispositive power over these shares subject to certain restrictions.

[3]

Includes 6,041 shares held directly; 9,450 shares held in trust over which Mr. Dalrymple has voting and dispositive powers; 307,720 shares held by the Dalrymple Family Limited Partnership of which David J. Dalrymple and his spouse are general partners; 59,416 shares held by Dalrymple Holding Corporation, of which David J. Dalrymple is an officer, director and principal shareholder. See footnote 5.

[4]

Includes 240,662 shares held directly; 8,854 shares held in trust over which Mr. Dalrymple has voting and dispositive powers; 59,416 shares held by Dalrymple Holding Corporation of which Robert H. Dalrymple is an officer, director and principal shareholder. Includes 7,626 shares held by Mr. Dalrymple's spouse as to which he disclaims beneficial ownership. See footnote 5.

[5]

Excludes 30,230 shares held by Susquehanna Supply Company of which David J. Dalrymple and Robert H. Dalrymple each owns 23.1% of the outstanding common stock. Because of the definition of "beneficial ownership" under Section 13 of the Securities Exchange Act of 1934, David J. Dalrymple and Robert H. Dalrymple are each listed as owners of 59,416 of the same shares of Dalrymple Holding Corporation. Without such multiple counting, the aggregate beneficial ownership of David J. Dalrymple and Robert H. Dalrymple would equal 17.9% of the Company's outstanding shares.

[6]

Includes shares that Messrs. Agan (23,797), Lounsberry (10,698), Meier (5,392), Meyer (18,508) and Potter (20,736) have credited to their accounts in memorandum unit form under the Company's Deferred Directors Fee Plan. The deferred fees held in memorandum unit form will be paid solely in shares of the Company's common stock pursuant to the terms of the Plan and the election of the Plan participants. Shares held in memorandum unit form under the Plan have no voting rights.

[7]

Includes 1,000 shares owned by Seneca Beverage Corporation, of which Mr. Potter is an officer, director and principal shareholder and 5,118 shares held by Mr. Potter's spouse, as to which he disclaims beneficial ownership.

[8]

Includes 11,700 shares owned by Swan & Sons-Morss Co., Inc. of which Mr. Swan is a director, and 33,255 shares held in four trusts over which Mr. Swan has voting and dispositive power. Includes 4,316 shares held in trust for the benefit of Mr. Swan, as income beneficiary, and 4,474 shares held by Mr. Swan's spouse as to which Mr. Swan disclaims beneficial ownership to both.

[9]		Includes 2,029 shares owned by Mr. Updegraff's spouse as to which he disclaims beneficial ownership.

[10]		Includes 4,261 shares owned by Mr. Battersby's spouse as to which he disclaims beneficial ownership.

[11]

Includes all shares of common stock of the Company held for the benefit of each executive officer by the Bank as trustee of the Bank's Profit Sharing, Savings and Investment Plan. Messrs. Battersby, Corey, Carr and Mrs. Sartori have an interest in 3,674, 3,856, 2,942 and 3,295 shares, respectively.

[12]

Includes 23,625 shares owned by spouses of certain officers and directors of which such officers and directors disclaim beneficial ownership. Does not include 59,416 shares included under both David J. Dalrymple and Robert H. Dalrymple (see footnote 5).

INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Organization and Operation

          Chemung Financial Corporation is managed under the direction of its Board of Directors (the "Board"). All members of the Board also serve on the Board of Directors of Chemung Canal Trust Company. The Board establishes policies and strategies and regularly monitors the effectiveness of management in carrying out these policies and strategies. Members of the Board are kept informed of the Company's business activities through discussions with key members of the management team, by reviewing materials provided to the Board and by participating in meetings of the Board and its committees. Currently, the Board of Directors is composed of fourteen members.

          The Company separates the roles of CEO and Chairman of the Board, which provides the appropriate balance between strategy development and independent oversight of management. The CEO is familiar with the Company's business and industry and is responsible for identifying strategic priorities and leading the discussion and execution of strategy. The Chairman of the Board presides at all executive sessions of the Board facilitating teamwork and communication between management and the Board, while providing guidance to the CEO. Mr. David J. Dalrymple served as Chairman of the Board in 2009.

          The Company's Governance Guidelines require that the Board consist of a substantial majority of independent directors. The Board has determined that Messrs. Agan, Eggers, Lounsberry, Meier, Meyer, Potter, Storch, Streeter, Swan and Ms. Drinkwater are independent and that none of said persons have any relationship with the Company that would impair their independence as so defined. A copy of the Corporate Governance Guidelines can be viewed at the Corporate Governance link on the Bank's website at www.chemungcanal.com/home/info.governance.

          During 2009 the Board of Directors of the Company held twelve meetings. The Board of Directors of the Bank also held twelve meetings in 2009. Each director attended at least 75% of the total board meetings and meetings of the board committees on which he or she served.

Board Committees

          The committees of the Company's Board of Directors are the Executive, Audit, Compensation and Personnel, and Nominating and Governance. In addition, the Bank has the following committees: Asset/Liability, Loan, and Trust and Employee Benefits.

          Executive Committee: The Committee serves in a dual capacity as the Executive Committee for the Company and the Bank. The Committee may, during the interval between Board meetings, exercise all of the authority of the Board, except those powers that are expressly reserved to the Board under law or the Company's bylaws. In 2009, members of the Committee included Messrs. D. Dalrymple (Chair), Agan, Bentley, R. Dalrymple, Meier, Swan, Updegraff and Ms. Drinkwater. There was one meeting of the Committee in 2009.

          Audit Committee: The responsibilities of the Audit Committee include the appointment of independent auditors, the pre-approval of all audit and non-audit services performed by the Company's independent auditors, the review of the adequacy of internal accounting and disclosure controls of the Company, and the oversight of risk management. All Committee members are independent as defined by applicable laws and regulations. In 2009, members of the Committee included Messrs. Streeter (Chair), Agan, Eggers, Meyer, Potter and Storch. Mr. Meyer has been designated by the Board as the

Audit Committee's "financial expert" in accordance with applicable law, the Committee having determined that Mr. Meyer meets all required qualifications within the meaning of pertinent regulations. There were five meetings of the Audit Committee in 2009. See the report of the Audit Committee on page 20.

          Compensation and Personnel Committee: The purpose of the Compensation and Personnel Committee is to discharge the Board's duties relating to the compensation of the executive officers and to review the Bank's compensation policies and programs affecting other employees. The Committee met seven times in 2009. The members of the Compensation and Personnel Committee meet the independence requirements of applicable laws and rules as determined by the Board. In 2009, members of the Committee included Messrs. Meyer (Chair), Agan, D. Dalrymple, R. Dalrymple, Eggers, Lounsberry, Meier and Swan.

          Nominating and Governance Committee: The Nominating and Governance Committee met three times in 2009 and included Messrs. Eggers (Chair), Lounsberry, Meyer, Potter, Streeter and Ms. Drinkwater. The members of the Nominating and Governance Committee meet the independence requirements of applicable laws and rules as determined by the Board. In general, the Committee oversees the Company's corporate governance matters on behalf of the Board and is responsible for the identification and recommendation of individuals qualified to become members of the Board. The Committee's functions include (i) identifying, evaluating and recommending qualified director nominees; (ii) the consideration of shareholder nominees for election to the Board; (iii) reviewing the committee structure and making recommendations to the Board for committee membership; (iv) recommending corporate governance guidelines to the Board; and, (v) overseeing a self-evaluation process for the Board and its committees.

          The Committee reviews annually with the Board the composition of the Board as a whole and considers whether the Board reflects an appropriate balance of knowledge, experience, skills, expertise and diversity. Among other factors, the Committee looks for director nominees who know the communities and industries that the Company serves. The Committee utilizes the following process when identifying and evaluating the individuals that it recommends to the Board as director nominees.

•

The Committee reviews the qualifications of any candidates who have been properly recommended or nominated by the shareholders, as well as those candidates who have been identified by management, individual members of the Board or, if the Committee determines, a search firm.

•	The Committee evaluates the performance and qualifications of individual members of the Board eligible for re-election at the annual meeting of shareholders.

•

The Committee considers the suitability of each candidate, including the current members of the Board, in light of the current needs of the Board. In evaluating the suitability of the candidates, the Committee considers many factors including issues of character, judgment, independence, business expertise, experience, other commitments, and such other factors as the Committee concludes are pertinent. Diversity of experience, skills, gender, race, ethnicity and age are factors, among others, considered in this process.

•	After such review and consideration, the Committee recommends that the Board select the slate of director nominees.
8

•

Shareholder recommendations for nominees to the Board must be directed in writing to the Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901, and must include (i) name and address of the shareholder proposing a nominee for consideration; (ii) the number of shares owned by the notifying shareholder and the date the shares were acquired; (iii) any material interest of the notifying shareholder in the nomination and a statement in support of the nominee with references; (iv) the name, age, address and contact information for each proposed nominee; (v) the principal occupation or employment of each proposed nominee; (vi) the number of shares of the Company's common stock that are owned by the nominee as of record date; (vii) detailed information about any relationship or understanding between the proposing shareholder and the nominee; (viii) detailed information of any relationship between the nominee and the Company within the last three years; and, (ix) other information regarding the nominee as would be required to be included in the proxy statement pursuant to Regulation 14A under the Securities Exchange Act of 1934.

          Chemung Financial Corporation's bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals and director nominations, which are properly brought before an annual meeting of shareholders. To be timely, a shareholder's notice must be delivered to or mailed and received at the Company's principal executive offices not less than 120 calendar days prior to the date proxy statements were mailed to shareholders in connection with the previous year's annual meeting of shareholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the shareholder to be timely must be so received a reasonable time before the solicitation is made.

          A copy of the Nominating and Governance Committee Charter can be viewed at the Corporate Governance link on the Bank's website at www.chemungcanal.com/home/info.governance.

          Asset/Liability Committee: The Asset/Liability Committee acts on all questions of policy relating to the oversight of the Bank's investment portfolio and funds management policies. In 2009, members included Messrs. Potter (Chair), Bentley, D. Dalrymple, Lounsberry, Streeter, Swan and Updegraff. There were four meetings of the Committee in 2009.

          Loan Committee: The Loan Committee establishes policy for the Bank's lending functions as determined under applicable regulation and/or the bylaws. In 2009, members included Messrs. R. Dalrymple (Chair), Agan, Bentley, D. Dalrymple, Eggers, Lounsberry, Meyer and Storch. There were twelve meetings of the Committee in 2009.

          Trust and Employee Benefits Committee: The Trust and Employee Benefits Committee acts on all questions of policy relating to the general conduct of the estate, agency and fiduciary business of the Bank. The Committee also has responsibility for the Bank's benefit plans, and reviews the trust and investment policies and performance. In 2009, members included Messrs. Meier (Chair), Bentley, Potter, Streeter, Swan, Updegraff and Ms. Drinkwater. There were twelve meetings of the Committee in 2009.

Compensation of Non-Employee Directors

          Each non-employee director of the Company receives an annual retainer of $5,500 and a fee of $300 for each meeting of the Board of Directors and its committees attended. The chair of each committee receives $350 for each committee meeting attended. The Chairman of the Board receives an additional annual retainer of $2,750. One fee is paid for attendance at meetings that serve both the Company and the Bank. Employee directors receive no cash compensation for services as directors.

          Additional compensation is paid to each director in shares of the Company's common stock in an amount equal to the total amount of cash fees earned by each director during the year, valued as of December 31, and paid in January.

          A Deferred Directors Fee Plan for non-employee directors provides that directors may elect to defer receipt of all or any part of their fees. Deferrals are either credited with interest compounded quarterly at the Applicable Federal Rate for short-term debt instruments or converted to units, which appreciate or depreciate, as would an actual share of the Company's common stock purchased on the deferral date. Cash deferrals will be paid into an interest bearing account and paid in cash. Units will be paid in shares of common stock.

          The following table sets forth total compensation paid to each non-employee director in 2009.
Director	Fees Earned or Paid in Cash	Stock Awards Earned	Total
Robert E. Agan	$15,700	$15,700	$31,400
David J. Dalrymple	$18,500	$18,500	$37,000
Robert H. Dalrymple	$14,800	$14,800	$29,600
Clover M. Drinkwater	$13,000	$13,000	$26,000
William D. Eggers	$17,050	$17,050	$34,100
Stephen M. Lounsberry III	$17,800	$17,800	$35,600
Thomas K. Meier	$15,300	$15,300	$30,600
Ralph H. Meyer	$17,800	$17,800	$35,600
John F. Potter	$13,750	$13,750	$27,500
Robert L. Storch	$ 8,450	$ 8,450	$16,900
Charles M. Streeter Jr.	$15,750	$15,750	$31,500
Richard W. Swan	$16,300	$16,300	$32,600
Jan P. Updegraff	$14,200	$14,200	$28,400

Communicating with the Board

          Shareholders may communicate in writing with the Board of Directors or with individual directors by contacting the Company's Corporate Secretary, Jane H. Adamy, One Chemung Canal Plaza, Elmira, New York 14901. The corporate secretary will relay the question or message to the specific director identified by the shareholder or, if no specific director is requested, to the CEO.

Directors Attendance at Annual Meetings

          The Company does not have a formal policy regarding attendance by a member of the Board of Directors at the Company's annual meeting of shareholders. The Company will continue to encourage such attendance. In 2009, nine directors attended the annual meeting.

The Board's Role in Risk Oversight

          The Board has charged the Audit Committee with the oversight of risk management. In 2009, the Board created the position of Chief Risk Officer (CRO) reporting to the President and CEO and the Audit Committee. The CRO is responsible for developing and maintaining a comprehensive process for identifying, assessing, monitoring, and reporting key risks to the organization. The CRO ensures that risk limits are appropriate for the nature and complexity of the Bank's business activities and are consistent with the risk parameters established by the Board. The CRO makes regular reports to the Board and Audit Committee regarding the status of risk management.

          As it relates to the risks inherent in the Bank's incentive compensation programs, joint meetings of the Audit Committee and the Compensation and Personnel Committee are held in order to determine if the Bank's incentive compensation plans encourage excessive risk-taking. At the present time, the committees and the Board do not believe these programs create risks that are reasonably likely to have a material adverse effect on the Company, due to the existence of internal controls and the fact that the incentive payments comprise a small portion of total compensation. See "Compensation Discussion and Analysis" section for more information about the Bank's incentive compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

          The Board Compensation and Personnel Committee (the "Committee") reviews and administers the Company's compensation policies and practices for the Named Executive Officers ("NEOs"). The current NEOs named in the Summary Compensation Table are President and Chief Executive Officer, Ronald M. Bentley, Chief Financial Officer and Treasurer, John R. Battersby Jr., Bank Executive Officers James E. Corey III and Melinda A. Sartori, and Senior Vice President, Richard G. Carr.

          The Company's compensation philosophy is designed to attract, motivate and retain highly qualified financial services professionals capable of maximizing business performance for the benefit of shareholders. The Committee believes in a simple, straightforward approach to executive compensation and therefore has limited the number and types of programs used, as discussed below in the Elements of Compensation subsection.

          The Committee's goal is to provide a competitive level of total compensation targeted at the average level, compared to similar financial services companies. NEOs are rewarded for satisfying both Company and individual performance goals. In 2009, compensation components for NEOs were: 1) base salary 2) performance-based incentives; and, 3) retirement and other benefits.

Setting Executive Compensation-Benchmarking with Peer Companies

          The Committee analyzes and uses compensation data provided by Pearl Meyer & Partners which conducts an annual compensation survey in conjunction with the New York Bankers Association, an industry trade association. The Company has no relationship with Pearl Meyer & Partners other than as a participant in the survey. In 2009, thirty-six New York State banks and financial institutions participated in the survey. The Company targets total compensation for the named executive officers to the average total compensation for similar positions. In 2009, the total compensation for the NEOs approximates the average of the participating banks.

Elements of Compensation

          Base Salary: Base salary paid to executives is reviewed against market on an annual basis. Base salary levels reflect the Committee's perceived value of the position, both in the context of the market data for similar positions, as well as the individual fulfilling the duties of the position. The Committee also looks at base salary levels in comparison to total compensation. The CEO reviews the base salaries of the other NEOs with the Committee and a recommendation for approval is submitted to the full Board. The recommendations are based upon an evaluation process, which includes professional and leadership performance as well as the attainment of goals set forth in the Company's annual business plan.

          The Committee reviewed the relevant market data and considered individual performance of each NEO in 2009, and determined that the base salaries should be increased in January 2010 as follows: Mr. Battersby $4,500; Mr. Corey $2,000; Mrs. Sartori $4,350; and, Mr. Carr $5,000.

          The Committee conducts an annual performance review of the CEO. The CEO's performance objectives are defined consistent with, and in support of, the Company's annual business plan and also measured against progress towards the attainment of the Company's long-term strategic plan. These goals include, but are not limited to, metrics related to net income, return on equity, efficiency, asset quality and progress in achieving long-term strategic objectives. In January 2010, Mr. Bentley received a base salary increase of $12,000.

          Performance-based Incentive Compensation: The Company has created incentive compensation programs to motivate and reward senior officers (including the NEOs) and the CEO for achieving predefined goals. The Committee and the Board do not believe these plans are reasonably likely to have a material adverse effect on the Company. These plans are believed to be of low risk as the plans provide for payments that comprise a small percentage of total compensation and, therefore, do not encourage excessive risk taking. Furthermore, these plans generally conform to proposed sound incentive compensation policies as prescribed by the Federal Reserve Board. In 2009, these incentive compensation payments totaled $454,459 representing 24.31% of total base salaries. The following provides a description of these plans.

          The Company created a "bonus pool" for thirteen (13) senior officers, including the NEOs (but excluding the CEO), of $245,000 which represents approximately 15% of the annual base salaries of these officers. In determining these awards, many factors are considered including, but not limited to, the Company's net earnings vs. original plan, the financial results delivered by the senior officer's division against goal, service quality results vs. goal, individual success in implementing business plan initiatives, and other contributions made by the senior officer to the Company's success. The senior officers eligible for an award, the criteria used to determine individual awards, and actual awards are reviewed with the Committee. There is no expectation that the pool will always be distributed in its entirety. In 2009, the entire pool was distributed with payouts ranging from 6% to 31% of annual salary.

          Senior officers are also eligible to participate in a non-sales staff incentive plan which provides for a "pool" of 5% of annual base salaries (base salaries for non-sales staff personnel only) when the Corporation achieves a pre-tax earnings target. In 2009, this target was $11.293 million. In determining if the Company achieved its goal for the purpose of awarding this incentive payment, the Committee and the Board will take into consideration unbudgeted, uncontrollable and extraordinary events that may have impacted financial results. After adjusting results for such events in 2009, it was determined that the Company achieved its goal and granted the award, which totaled $321,186 and was distributed to 149 employees, including senior officers (which includes the NEOs), who each received a 5% payment.

          President & CEO Bonus Plan: The President & CEO had eight (8) pre-established goals for 2009. The goals included an after-tax earnings target, peer group benchmarking goals, goals with respect to previously implemented initiatives and several strategic goals which included the successful acquisition and integration of the Bank of Canton. The peer group benchmarking goals are defined in terms of return on equity, core earnings growth rate, ratio of allowance for loan losses to non-performing loans and allowance for loan losses to total loans. The peer group consists of publicly traded commercial banks in New York and Pennsylvania with assets between $500 million and $6 billion. The Committee and the Board determined that Mr. Bentley substantially achieved the goals established for 2009 and awarded him a bonus of $110,000. The bonus was paid in January 2010, one-half in cash and one-half in Company stock, which amounted to 2,750 shares. Mr. Bentley also received the non-sales incentive payment which amounted to $18,192.

          Mr. Bentley receives shares of Company stock for his services as a board director based upon an amount equal to the average compensation received by non-employee directors. He receives no cash compensation for serving on the board. For his 2009 board services he received 745 shares in January 2010 with a value of $15,829.

          Retirement and Other Benefits: The Company provides retirement benefits through a combination of the Pension Plan and a 401(k) plan. The Pension Plan is available to all Company employees and the entire cost is paid by the Company. The benefits are payable based upon years of service and a calculation of final average compensation, which is further described on page 16. The NEOs are eligible to participate in the 401(k) plan on the same terms as other employees. Company contributions are discretionary in accordance with the business plan approved by the Board each year. Employees may contribute up to 70% of base pay on a pre-tax basis up to the statutory limits.

          The NEOs are eligible for the same benefits available to all other employees including life and health insurance, vacations, holidays, and personal and sick leave.

          The NEOs are provided with perquisites that the Committee believes are modest, reasonable and similar to those provided to executive officers at peer financial institutions, and are designed to assist the executives in carrying out their duties. Club memberships are provided to the NEOs to enable them to interact and foster relationships with clients and local business people. Mr. Bentley, Mr. Battersby, Mr. Corey and Mrs. Sartori have use of a Company-owned vehicle, of which personal use is subject to tax.

          The Company entered into a Severance Agreement and a Change of Control Agreement with Mr. Bentley upon his joining the Company in 2006. Under the Severance Agreement, if Mr. Bentley's employment is terminated, he would receive his base salary for one year and would remain covered under the employee benefit programs generally provided to all employees, for one year. Under the Change of Control Agreement, Mr. Bentley would receive a range of different payments depending on the circumstances, which are further described on page 18.

          The Company entered into Change in Control Agreements with Messrs. Battersby and Corey and Mrs. Sartori. The purpose of the agreements is to retain and secure key employees and encourage their continued attention and dedication to their assigned duties. In the event of their termination, following a change in control, they would receive a severance benefit equal to two times their highest annual compensation, including salary and bonus, based on the last two years of compensation.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

          The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation and Personnel Committee:
Ralph H. Meyer, Chairman	Robert H. Dalrymple
Robert E. Agan	Stephen M. Lounsberry III
William D. Eggers	Thomas K. Meier
David J. Dalrymple	Richard W. Swan

Compensation Committee Interlocks and Insider Participation

          None of the members of the Compensation and Personnel Committee was an officer or an employee of the Company or any of its subsidiaries during 2009 or any prior period. None of the Company's executive officers has served as a member of a compensation committee or board of directors of any entity that has an executive officer serving as a member of the Company's Board or Compensation and Personnel Committee.

EXECUTIVE COMPENSATION

          The following tables summarize compensation information paid or earned by the current NEOs of the Company and the Bank for 2009.

Summary Compensation Table
Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value (3)	All Other Compensation (4)	Total
Ronald M. Bentley President & Chief Executive Officer	2009 2008 2007	$363,846 $348,462 $291,538	$55,000 $50,000 $75,000	$70,829 $67,075 $81,245	$18,192 $17,423 $14,577	$41,762 $43,773 $28,250	$20,958 $20,420 $9,909	$570,587 $547,153 $500,519
John R. Battersby Jr. Executive Vice President, CFO & Treasurer	2009 2008 2007	$149,756 $142,881 $132,715	$30,000 $30,000 $20,000		$7,488 $7,144 $6,636	$42,612 $68,782 $36,151	$16,742 $16,892 $14,637	$246,598 $265,694 $210,139
James E. Corey III Executive Vice President	2009 2008 2007	$164,891 $161,969 $156,969	$10,000 $15,000 $10,000		$8,245 $8,098 $7,848	$52,372 $98,725 $54,007	$9,788 $9,448 $5,162	$245,296 $293,240 $233,986
Melinda A. Sartori Executive Vice President	2009 2008 2007	$144,808 $139,673 $131,115	$25,000 $25,000 $20,000		$7,240 $6,984 $6,556	$18,372 $31,845 $21,809	$13,219 $12,886 $4,657	$208,639 $216,388 $184,137
Richard G. Carr Senior Vice President	2009	$124,231	$30,000		$6,212	$19,670	$15,093	$195,206
(1) The current base salaries for Messrs. Bentley, Battersby, Corey, Carr and Mrs. Sartori are $377,000, $154,500, $167,000, $130,000 and $149,350, respectively.

(2)   The amount shown in this column represents the accounting expense recognized by the Company in fiscal year 2009. In accordance with Statement of Financial
       Accounting Standards No. 123(R), Share-Based Payment ("FAS 123R"). The awards to Mr. Bentley were fully vested upon grant and the Company fully expensed these amounts in fiscal year 2009.

(3)   The amounts shown represent the aggregate change, from December 31, 2008 to December 31, 2009, in the present value of the named executive officers'
       accumulated pension benefit from the Chemung Canal Trust Company Pension Plan and, for Mr. Bentley, from the Chemung Canal Trust  Company Executive
       Supplemental Retirement Plan. The present value of the accumulated benefit and a detailed discussion of the plans are presented in the  Pension Benefits Table and related narrative.

(4) All Other Compensation includes perquisites and other personal benefits: automobile, club memberships and matching contributions made by the Bank to the 401(k) Plan. See the table below.

All Other Compensation Table
Name	Company 401(k) Match	Automobile	Club Memberships	Total
Ronald M. Bentley	$7,350	$2,250	$11,358	$20,958
John R. Battersby Jr.	$5,724	$3,894	$7,124	$16,742
James E. Corey III	$5,517	$747	$3,524	$9,788
Melinda A. Sartori	$5,328	$799	$7,092	$13,219
Richard G. Carr	$4,784	n/a	$10,309	$15,093

Grants of Plan-Based Awards
Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities of Underlying Options (#)	Exercise or Base price of Option Awards ($/sh)	Full Grant Date Fair Value of Stock Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Median ($)	Target ($)
Ronald M. Bentley Ronald M. Bentley	1/15/2010 2/03/2010							745(1) 2,750(2)			$15,829 $55,000

(1)  Based on services rendered as a member of the Board of Directors during 2009. Under this arrangement an award was made to the CEO shortly after the year ended in an amount equal to the average base compensation received by non-employee directors of the Board during 2009.

(2) This grant was issued to Mr. Bentley as part of a year-end bonus of $110,000, paid one-half in cash and one-half in Company stock.

Pension Benefits

          Chemung Canal Trust Company Pension Plan: Messrs. Battersby, Bentley, Corey, Carr and Mrs. Sartori are participants in the Chemung Canal Trust Company Pension Plan, a non-contributory defined benefit pension plan. This plan covers all employees who have reached their 21st birthday.

          Under the plan, pension benefits are based upon final average annual compensation where annual compensation is total base earnings paid plus 401(k) salary deferrals. Bonuses, overtime, and dividends are excluded. The normal retirement benefit equals 1.2% of final average compensation (highest consecutive five years of annual compensation in the prior 10 years) times years of service (up to a maximum of 25 years) plus 1% of average monthly compensation for each additional year of service (up to a maximum of 35 years). Compensation for purposes of determining benefits under the pension plan was limited to $245,000 for 2009. Lower limits applied in earlier years and the compensation limit is increased annually by inflation. The 2010 compensation limit is also $245,000.

          Normal retirement age under the plan is 65. Participants may commence their retirement benefit prior to age 65 if they have at least five years of credited service and have attained age 55. The retirement benefit payable before age 65 is reduced to recognize the greater number of years during which the participant will receive the retirement benefit. The reduction is 6 2/3% for each year between age 60 and 65 that the benefit commences prior to the age of 65. The reduction prior to age 60, if the benefit commences between age 55 and 60, is 5.33% per year.

          The pension plan is a "qualified plan" under the IRS Code and therefore must be funded. Contributions are deposited to the plan and held in trust. The plan assets may only be used to pay retirement benefits and eligible plan expenses.

          Chemung Canal Trust Company Executive Supplemental Pension Plan: As described above, U.S. laws place limitations on compensation amounts that may be included under the pension plan. The executive supplemental pension plan is provided to executives in order to produce total retirement benefits, as a percentage of compensation, that is comparable to employees whose compensation is not restricted by the annual compensation limit. Pension amounts based upon the pension plan formula, which exceed the applicable limitations, will be paid under the executive supplemental pension plan. Currently Mr. Bentley is the only active participant.

          The executive supplemental pension plan is a "non-qualified plan" under the IRS Code. Contributions to the plan are not held in trust; therefore, they may be subject to the claims of creditors in the event of bankruptcy or insolvency. When payments come due under the plan, cash is distributed from general assets.

          Executives Eligible for Early Retirement: As of December 31, 2009, Mr. Battersby, Mr. Carr and Mr. Corey have reached age 55 and have completed 5 years of service to be eligible for early retirement.

Pension Benefits Table
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)
Ronald M. Bentley	Chemung Canal Trust Company Pension Plan Chemung Canal Trust Company Executive Supplemental Pension Plan	3 3	$76,267 $37,516
John R. Battersby Jr.	Chemung Canal Trust Company Pension Plan	21	$307,679
James E. Corey III	Chemung Canal Trust Company Pension Plan	22	$510,619
Melinda A. Sartori	Chemung Canal Trust Company Pension Plan	15	$147,564
Richard G. Carr	Chemung Canal Trust Company Pension Plan	12	$107,131

(1)    The accumulated benefit is the benefit to which the executive would be entitled had they terminated employment on December 31, 2009 and elected to commence their benefit at the earliest age at which they would receive an unreduced benefit, payable as a monthly benefit for as long as the executive lived. The expected benefit payments are discounted using interest and mortality assumptions to produce the present value of the accumulated benefit as of
       December 31, 2009 The assumed interest rate is 6.10% and the mortality assumption is based upon the RP-2000 Mortality Table with projections specified by IRS Proposed Regulation
       Section 1-430(h)(3)-1.

Potential Payments upon Termination of Employment or Change in Control

          The following paragraphs summarize the estimated amounts payable to each of the NEOs under an employment agreement or change in control agreement assuming employment was terminated December 31, 2009.

          Mr. Bentley is covered under a Severance Agreement and a Change of Control Agreement. Under the Severance Agreement, if terminated involuntarily without cause, he would receive one year's salary equal to $365,000 and employee benefits for one year equal to $13,105.

          Under the Change of Control Agreement, Mr. Bentley would receive a number of payments and benefits under different circumstances: 1) Within twenty-four months following a change of control if there is (a) involuntary termination without cause or by him for good reason, or (b) there is a termination by him for any reason within twelve months of the change of control, Mr. Bentley would receive cash severance equal to 2.99 times the highest annual compensation paid to him, based upon the prior two years, in the amount of $1,416,800, a present value of employee retirement plan benefits in the amount of $296,816 and a potential tax gross-up of excise tax; and, 2) If he voluntarily terminates his employment more than twelve months after a change of control, his payments would total $669,759 comprised of cash severance of $473,846 and a present value of employee and retirement plan benefits of $195,913.

          Under the Company's executive supplemental disability benefit program Mr. Bentley, if terminated due to disability, would receive benefits that would continue until the earlier of recovery, death or age 67 with a present value of $225,523.

          The Company has entered into Change of Control Agreements with executive officers Battersby, Corey and Sartori. Following a change in control, if the executive's employment is terminated within twelve months or if the executive resigns for any reason, the agreements provide for payments of two (2) times the executive's annual compensation (including only salary and bonus) for the last two years. Payments would be made in equal monthly installments for twenty-four (24) months following the effective date of the termination.

          The amount of severance pay that each of the executive officers would be entitled to, pursuant to the Change in Control Agreements, if termination had occurred on December 31, 2009 is as follows: Mr. Battersby $359,512; Mr. Corey $349,781; and, Mrs. Sartori $339,615.

RELATED MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act of 1934 requires directors and certain officers of Chemung Financial and persons who beneficially own more than ten percent of the outstanding shares of Chemung Financial's common stock to file reports of beneficial ownership and changes of beneficial ownership of shares of common stock with the Securities and Exchange Commission. SEC regulations require such persons to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to the Company and its representatives and certain representations that no other reports were required, all persons subject to the SEC reporting requirements filed the required reports on a timely basis except for a late filing to report a May 18, 2009 sale on behalf of Norman R. Ward's spouse.

Certain Transactions with Related Parties

          A number of Chemung Financial's directors, members of executive management and their associates are customers of Chemung Canal Trust Company. Any extensions of credit made to them are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable loans with persons not related to the Company and do not involve more than normal risk of collectibility or present other unfavorable features to the Bank.

         The law firms of Sayles & Evans, of which Ms. Drinkwater is a partner and Nixon Peabody LLP, of which Mr. Eggers is senior counsel, each provided legal services to the Company in 2009. The amounts paid to each of these entities were less than the established reporting thresholds. The Bank's policy requires that a review of related party transactions over $100,000 be conducted for potential conflict of interest and all such transactions be approved by the Board.

Code of Ethics

          The Board of Directors has adopted a Code of Ethics for Senior Financial Officers, which applies to Chemung Financial's chief executive officer, the chief auditor and other senior officers performing accounting, auditing, financial management or similar functions. This Code of Ethics supplements a Code of Business Conduct and Ethics, which governs all employees, officers and directors. Both Codes can be viewed at the Corporate Governance link on the home page of the Bank's website at www.chemungcanal.com/home/info.governance.

Shareholder Proposals

          Shareholders who desire to present proposals at the 2011 Annual Meeting of Shareholders must forward them in writing to the Corporate Secretary of Chemung Financial Corporation, One Chemung Canal Plaza, Elmira, New York 14901, so they are received no later than December 6, 2010, in order to be considered for inclusion in the Company's proxy statement for such meeting. Such proposals must comply with the Securities and Exchange Commission's regulation regarding the inclusion of shareholder proposals in proxy materials.

AUDIT COMMITTEE REPORT

          In accordance with its written charter adopted by the Board of Directors, Chemung Financial Corporation's Audit Committee (the "Committee") assists the Board in fulfilling its oversight responsibilities for the integrity of the Company's financial statements, systems of internal accounting and financial controls, compliance with legal and regulatory requirements, and the independent auditor's qualifications, independence and performance, as well as the performance of its internal audit function. The members of the Committee meet the independence requirements of applicable laws and rules as determined by the Board. Five meetings of the Committee were held during 2009. The charter was revised in February 2010 and is attached to this proxy statement as Appendix A. The charter can also be viewed on the Bank's website www.chemungcanal.com/home/info.governance.

          On March 11, 2010 the Audit Committee appointed Crowe Horwath LLP as the Company's independent auditors for the fiscal year ending December 31, 2010.

          The Committee has reviewed and discussed with management and the independent auditors, Crowe Horwath, the Company's audited consolidated financial statements for the year ended December 31, 2009. As required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, the Committee has obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company. It also discussed the quality and adequacy of the Company's internal controls with management and the independent auditors. In addition, the Committee also reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

          The Committee discussed and reviewed with the independent auditors all communications required by Statement on Auditing Standards No. 61, Communications with Audit Committees, and has discussed and reviewed the results of the independent auditors' examination of the financial statements.

          Based upon the above-mentioned reviews and discussions with management and Crowe Horwath, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Chemung Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission. A representative of Crowe Horwath is expected to be present at the Annual Meeting.

The Audit Committee:
Charles M. Streeter Jr., Chairman	Ralph H. Meyer
Robert E. Agan	John F. Potter
William D. Eggers	Robert L. Storch

Fees for Professional Services Rendered by Independent Auditors

Fees billed by Crowe Horwath LLP relating to the years ending in 2009 and 2008 are provided in the following table. All services provided by Crowe Horwath in 2009 and 2008 were pre-approved by the Audit Committee.
Type of Service	Fiscal Years Ended December 31,

	2009	2008

Audit Fees	$178,500	$168,500
Audit-Related Fees	10,000	10,810
Tax Fees		0
All Other Fees	47,130	86,292

Total Fees	$235,630	$265,602

The audit fees were for professional services rendered for the audit of the Company's annual financial statements, management's report on internal control over financial reporting and review of financial statements included in the Company's Quarterly Reports on Form 10-Q, and services that are normally provided by Crowe Horwath in connection with statutory and regulatory filings or engagements.

Audit-related fees for 2009 and 2008 were for professional services rendered for the audit of the Company's student loan FFEL Program as required by the U.S. Department of Education.

The "Other Fees" billed to the Company by Crowe Horwath for 2009 include compliance consulting engagements relating to BSA/AML regulations and employee benefit plans managed by the Bank, software licenses and consulting services relating to accounting standards. The "Other Fees" billed to the Company by Crowe Horwath for 2008 include compliance consulting engagements relating to BSA/AML regulations and employee benefit plans managed by the Bank, software licenses and consulting services relating to accounting standards.

Audit Committee Pre-Approval Policies and Procedures

          The Audit Committee pre-approves audit and permissible non-audit services provided by the independent auditors. These services may include audit services, non-audit services, audit-related services, tax services and other services. The independent auditor and management periodically report to the Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Committee may also pre-approve additional services on a case-by-case basis. In the period between meetings of the Audit Committee, the Committee Chair or a delegated sub-committee is authorized to pre-approve such services on behalf of the Committee provided that such pre-approval is ratified by the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2
SHAREHOLDER PROPOSAL CONCERNING THE ANNUAL ELECTION OF DIRECTORS

          Gerald R. Armstrong, a shareholder of the Company who owns approximately 517 shares of common stock, has notified the Company of his intention to propose a resolution at the 2010 Annual Meeting of Shareholders. Mr. Armstrong's address is 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917. Mr. Armstrong's proposal and supporting statement are quoted verbatim in italics below.

The Company is not responsible for the contents of the shareholder proposal or its supporting statement.

          As discussed below the board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

RESOLUTION

That the shareholders of CHEMUNG FINANCIAL CORPORATION request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously elected directors.

STATEMENT

The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.

Arthur Levitt, former Chairman of The Securities and Exchange Commission said, "In my view, it's best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them."

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that the shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that the shareholders may benefit from greater accountability afforded by annual election of all directors, please vote "FOR" this proposal.

Board of Directors Response

Your Board of Directors unanimously recommends that you vote AGAINST this proposal for the reasons stated below.

          Chemung Financial Corporation's Certificate of Incorporation provides for a "classified board" in which the Board is divided into three classes, as nearly equal in size as possible, with one class of directors standing for election each year. Once elected, each class serves a three-year term and the entire Board can be replaced in the course of three annual meetings. The Company's classified Board structure is designed to prevent a sudden change in the composition of the Board in any one year, and encourages continuity and stability in the management of the Company by ensuring that a majority of the directors will always have prior experience as directors and in-depth knowledge of the Company and its business strategies. The Board believes the current structure benefits the Company and its shareholders for the reasons discussed below:

          Focus on long-term interests: The current structure allows the Board to effectively understand and pursue the Company's long-term interest to maximize shareholder value. The classified Board enables the directors to form effective working relationships with other directors and the Company's management and to focus on the long-term success of the Company. The Board believes the resulting continuity enhances the knowledge base, stability, and the collegiality of the Boards' deliberations, increases the Board's collective experience with the challenges and opportunities facing the Company, gives new directors the opportunity to learn about the Company's business from continuing directors, and improves the Board's ability to develop, refine and execute the Company's long-term strategic plan.

          Accountability: Mr. Armstrong suggests that declassifying the Board would enhance accountability. Directors elected to a classified board are not less accountable than they would be if all were elected annually. Each director has fiduciary duties of care and loyalty to the Company and its shareholders. It is the manner in which the directors fulfill their duties, not the frequency of their election that drives effective corporate governance and protects the interests of shareholders.

          Increased Stability: A classified board produces a more orderly change in the composition of the board. The Board believes the classified board structure assists in attracting and recruiting talented director candidates who are willing to make at least a three-year commitment of their time.

          Actions of Other Companies: Mr. Armstrong states that several companies have adopted annual elections of all directors because of his efforts. The Board believes that shareholders should weigh what is best for this Company based on the particular circumstances of its service area. The classified board structure is consistent with the Company's role as the holding company for an independent community bank.

          Community Bank Mission and Business Model: Chemung Financial Corporation serves as a holding company for Chemung Canal Trust Company, one of the oldest community banks in the country. The directors of Chemung Financial are community leaders with deep roots in our service areas. In evaluating director candidates, the Board considers not only the nominee's ability to perform the duties of a director, but also the nominee's potential contribution to the expansion of Chemung Canal's business opportunities. By maintaining a staggered board, there is a balance from year to year in the backgrounds and experience of our directors and the business contributions that the directors make to the growth of the Bank.

          Effect of the Proposal: Approval of the shareholder proposal would not automatically eliminate the classified board structure. The Board will consider the vote by shareholders on this proposal and report what action, if any, will be recommended.

          The Board and its Nominating & Governance Committee has carefully considered this proposal and have concluded that the advantages of the Company's classified board structure outweigh any purported benefits that might be gained by eliminating the classified board structure.

The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal. Proxies received in response to the Board's solicitation will be voted AGAINST this proposal unless otherwise instructed on the proxy card.

OTHER MATTERS

          The Board of Directors is not aware of any other matters to be brought before the Annual Meeting other than as specified above. If, however, any other matters should come before the 2010 Annual Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.

          Chemung Financial Corporation's 2009 Annual Report to Shareholders on form 10-K, together with an abbreviated report for the twelve-month period accompanies this proxy statement, which was mailed to shareholders on or about April 2, 2010.

          The Annual Report on Form 10-K is available on the Bank's website, www.chemungcanal.com and will be furnished to any shareholder upon written request to: Jane H. Adamy, Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901.
By Order of the Board of Directors,

Jane H. Adamy
Secretary

Date:	April 2, 2010
One Chemung Canal Plaza
Elmira, New York 14901

APPENDIX A

CHEMUNG FINANCIAL CORPORATION
AUDIT COMMITTEE CHARTER
(Approved by Audit Committee - February 16, 2010)

  Purpose

The Audit Committee (the "Committee") is established by the Board of Directors to assist the Board in fulfilling its oversight responsibilities over Chemung Financial Corporation and its wholly owned subsidiaries (hereinafter collectively referred to as the "Corporation") in their accounting and financial reporting processes and the audits of the financial statements of the Corporation. The Committee's primary functions are to:

  Monitor the integrity of the Corporation's financial statements, financial reporting process and systems of internal controls regarding financial reporting.
  Monitor the Corporation's compliance with legal and regulatory requirements.
  Undertake efforts to ensure the qualifications and independence of the Corporation's independent auditors.
  Monitor the performance of the Corporation's Internal Audit Department and independent auditors, and oversee the Corporation's system of disclosure controls and internal controls.
  Monitor the key risk areas and related risks, and compliance with and the effectiveness of risk management policies and procedures throughout the Corporation.
  Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by the Corporation (including resolution of disagreements between management and the auditor regarding financial reporting) for the purposes of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation.
  Review such other policies, procedures and activities of the Corporation as may be directed by the Board of Directors.

The independent auditors and persons performing the internal audit function are ultimately accountable to the Committee, in its capacity as a committee of the Board of Directors, and to the full Board of Directors. While the Committee has the oversight responsibilities set forth in this Charter and the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation") and Bylaws (the "Bylaws"), it is not the responsibility of the Committee to plan or conduct audits, to implement internal controls, or to determine or certify that the Corporation's financial statements are complete and accurate or are in compliance with generally accepted accounting principles. These matters and tasks are the responsibility of the Corporation's management or the independent auditors. Likewise, it is the responsibility of the Corporation's management or the independent auditors to bring appropriate matters to the attention of the Committee, and to keep the Committee informed of matters which the Corporation's management or the independent auditors believe require attention, guidance, resolution or other actions. While it is not the duty of the Committee to conduct investigations or to ensure compliance with applicable laws, rules and regulations, the Committee may take such actions with respect to such matters as it deems necessary or advisable in fulfilling its duties identified in this Charter.

To the fullest extent permissible under applicable law, each member of the Committee is entitled to rely in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Committee by any of the Corporation's officers, employees, committees, the independent auditors, persons performing the internal audit function or any other person as to matters the member reasonably believes are within such other person's professional or expert competence.

  Committee Membership

  The Board Nominating and Governance Committee will recommend Committee members and the Committee Chairperson for appointment by the Board of Directors. The Committee shall consist of at least three directors, each of whom shall be independent of management and the Corporation, and shall meet the independence requirements under applicable rules as determined by the Securities and Exchange Commission ("SEC"), and the Federal Deposit Insurance Corporation ("FDIC"). All Committee members shall meet the financial literacy requirements of the rules and regulations of the FDIC, the Relevant Stock Market and any other applicable rules and regulations within a reasonable period of time after such member's appointment. At least one member shall be qualified and designated as the "Audit Committee financial expert," within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC there under.

  Meetings

  The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of each meeting, the Committee shall meet privately (without management present) with the independent auditors, Chief Risk Officer, Chief Auditor of the Internal Audit Department, and Loan Review Officer, and shall also meet periodically in executive session. The Committee may ask members of management or others to attend meetings and provide pertinent information, as necessary. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. The Committee may delegate authority to the Committee Chairperson or subcommittees, including the authority to preapprove all auditing and permitted non-audit services, provided that such decisions are presented for approval to the full Committee at its next scheduled meeting.

  Responsibilities and Duties

In carrying out its oversight purposes, the Committee shall have the following duties, responsibilities and authority.

Financial Statements

The Committee shall:

  Review significant accounting and reporting issues and their impact on the financial statements. These issues include:
    Complex or unusual transactions and highly judgmental areas
    Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation's selection or application of accounting principles
    The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation
  Review analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, as well as reports from the independent auditors regarding critical accounting policies and practices used by the Corporation, any significant alternative treatments of financial information within generally accepted accounting principles (GAAP) that have been discussed with management of the Corporation, and the treatment preferred by the independent auditors, and other material written communications between the independent auditors and management, including the

   attestation on management's internal control report, any management letter and schedule of    unadjusted audit differences.

  Review with management and the independent auditors the results of the annual audit and any other required communications from the independent auditors, including any difficulties encountered. This review will include any restrictions on the scope of the independent auditors' activities or on access to requested information, and any significant disagreements with management.
  Review the Corporation's annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," prior to filing or distribution. Based on such reviews and discussions, the Committee shall advise the Board whether it recommends that the audited financial statements be included in the Corporation's SEC Form 10-K to be filed with the SEC.
  Review required written certifications made by the CEO and CFO during the Forms 10-K and 10-Q certification process that they have disclosed to the Committee all significant deficiencies in the design or operation of internal controls or any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal controls and assure that the Corporation maintains a system of disclosure controls and procedures that is capable of producing timely, accurate and reliable disclosure, which the CEO and CFO must evaluate and certify.
  At least quarterly, discuss with management and the independent auditors earnings press releases, as well as the nature of financial information and earnings guidance provided to analysts and rating agencies. The Committee may delegate this responsibility to one or more members of the Committee.

Internal Control

The Committee shall:

  In consultation with management, the independent auditors and the Chief Auditor, consider the adequacy and effectiveness of the Corporation's financial reporting process and controls, including information technology security and control, and if applicable, compliance with legal requirements.
  Understand the scope of Internal Audit and independent auditors' review of internal control over financial reporting. Review significant findings, conclusions and recommendations prepared by the independent auditors and the internal auditing department together with management's responses.

Independent Auditors

The Committee shall:

  Be directly responsible, and have the sole authority, for the appointment of the independent auditors to be retained by the Corporation, approve the compensation of the independent auditors, be directly responsible for oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report, or related work, and have the sole authority for the discharge or replacement of the independent auditors. The Committee will approve, in advance, the provision by the independent auditors of all services whether or not related to the audit. The Committee may also establish pre-approval policies and procedures with respect to the approval of audit or non-audit services consistent with applicable laws, rules and regulations. In that connection, the Committee may delegate to a Committee member the authority to pre-approve certain auditing services and non-audit services, subject to ratification at the next regularly

    scheduled meeting of the Committee. The pre-approval policy and procedures shall be described in     the Corporation's annual meeting proxy statement. The Corporation shall provide for appropriate     funding, as determined by the Committee, for payment of (a) compensation to the independent     auditor engaged for the purpose of preparing or issuing an audit report or performing other audit,     review or attest services for the Corporation, (b) compensation to any advisers employed by the     Committee, and (c) ordinary administrative expenses of the Committee that are necessary or     appropriate in carrying out the Committee's duties.

  Review the qualifications, independence and performance of the independent auditors. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors, and shall report directly to the Committee. On an annual basis, the Committee shall review and discuss with the independent auditors their formal written statement describing all relationships between the Corporation and auditors, and attesting to the auditor's independence and other matters as required by applicable law.
  Review the information required by Statement on Auditing Standards (SAS) 61 on an annual basis with the independent auditors. Request that the independent auditors review, in accordance with SAS 100, the SEC Form 10-Q, prior to its filing, update any material changes in SAS 61 information, and communicate such updates to SAS 61 to the Committee, on a quarterly basis.
  At least annually, obtain and review reports from the independent auditors describing: (i) the independent auditors' internal control procedures; (ii) any material issues concerning the independent auditors' internal control matters raised in the most recent independent internal quality-control review, or peer review report; and (iii) material issues concerning audits conducted by the independent auditors within the past five (5) years raised by a governmental or professional authority, and the firm's actions to address all of the foregoing matters.
  Ensure the rotation of the lead partner every five (5) years and other audit partners every seven (7) years, and consider whether there should be regular rotation of the audit firm itself.

Internal Audit Department

The Committee shall:

  Review with management and the Chief Auditor, the internal audit function of the Corporation, including its audit charter, staffing, adequacy of its resources and qualifications, performance and effectiveness, including compliance with The Institute of Internal Auditors' Standards for the Professional Practice of Internal Auditing.
  Review the performance of the Chief Auditor of the Internal Audit Department on an annual basis. The Chairperson of the Audit Committee shall participate in the annual performance evaluation of the Chief Auditor, including compensation decisions.
  Review the annual Internal Audit program, changes in the program, and coordination of such program with the independent auditors. No less than quarterly, the Committee shall be provided a summary of completed internal audits, including material findings, and a progress report on the proposed Internal Audit program.

Compliance with Laws and Regulations

The Committee shall:

  Review compliance programs and procedures that provide for the Corporation's compliance with the appropriate State and Federal Laws and Regulations, including Trust Regulation 9 and the Corporation's Code of Business Conduct and Ethics, by meeting with the Compliance/CRA Officer, and the Trust Risk Manager/Compliance Officer at least annually, and receiving such reports as the Committee shall periodically require.

  Review the findings of any examinations by regulatory agencies, and periodically monitor the status of any corrective actions.
  Establish and ensure that procedures are in place for: (i) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the submission by employees of the Corporation, on a confidential and anonymous basis, of communications involving any concerns regarding accounting or auditing matters.

Reporting Responsibilities

The Committee shall:

  Maintain minutes of meetings and regularly report to the Board of Directors on significant results of the activities and issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with legal or regulatory requirements, the performance and independence of the Corporation's independent auditors, and the performance of the Internal Audit Department.
  Annually prepare a report to shareholders as required by the Securities and Exchange Commission. This report shall describe the Committee's composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services. The report shall be included in the Corporation's annual proxy statement.

Other Audit Committee Responsibilities

The Committee shall:

  Meet periodically with the Chief Risk Officer, in order to receive a report on the monitoring of the Company's key risk areas and related risks, and compliance with and the effectiveness of risk management policies and procedures throughout the Corporation.
  Discuss with the Chief Risk Officer and other management the Corporation's major policies with respect to risk assessment and risk management.
  Meet at least annually with the Loan Review Officer, in order to receive this department's report of loans reviewed, the evaluation of the adequacy of the Corporation's allowance for loan losses, its listing of classified loans, and the analysis of impaired loans and their reserve allocation. On a quarterly basis, the Loan Review Officer shall provide the Committee with a report summarizing this department's activity for the prior quarter, a current evaluation of the allowance for loan losses, and a summary of the Corporation's asset quality.
  At least annually, meet with the Information Security Officer in order to review the Information Security Program and determine whether adequate procedures are in place to monitor the Corporation's compliance with the Information Security Policy adopted by the Board of Directors. On a semi-annual basis, the Committee shall receive a report from the Information Security Officer summarizing the Information Security Program activities.
  To the extent not otherwise reviewed by a committee of independent directors, review related party transactions for potential conflict of interest situations, and provide approval to the extent the Committee shall deem appropriate in its judgment, when the transaction (or series of similar transactions) exceeds $60,000 and a director (or nominee) or executive officer, or a 5% security holder, or a member of the immediate family of any of these persons, has a direct or indirect material interest.
  At least annually, review and reassess the adequacy of this Charter, and submit it to the Board of Directors for its approval. This document shall be published in the Corporation's annual proxy at least every three (3) years in accordance with SEC regulations.

  Review incentive compensation programs to ensure they properly balance risk and financial results in a manner that does not result in excessive risk to the Corporation.
  Evaluate the Committee's performance at least annually.

General Powers

The Committee may:

  Retain, at such times and on such terms as the Committee determines in its sole discretion and at the Corporation's expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.
  Seek any information it requires from officers or employees of the Corporation, all of whom are directed to cooperate with the Committee's requests.

CHEMUNG FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS - MAY 5, 2010

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

John B. Hintz and Daniel F. Agan, each with power of substitution and with all powers and discretion the undersigned would have if personally present, are hereby appointed the Proxies to represent the undersigned at the Annual Meeting of Shareholders of Chemung Financial Corporation, to be held on May 5, 2010 (including any adjournments or postponements thereof) and to vote all shares of Common Stock of Chemung Financial Corporation which the undersigned is entitled to vote on all matters that properly come before the meeting, subject to any directions indicated.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

CHEMUNG FINANCIAL CORPORATION

May 5, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=01079

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20530000000000001000 6 050510

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "AGAINST" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Ronald M. Bentley
- ○ Robert H. Dalrymple
- ○ Clover M. Drinkwater
- ○ Ralph H. Meyer
- ○ Richard W. Swan

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Consider a Shareholder Proposal to eliminate the classified board of directors.	☐	☐	☐

This proxy will, when properly executed, be voted as directed.

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

If no direction is given, this proxy will be voted 'For' the election of the nominees in Item #1 and 'Against' the proposal in Item #2.

I/We will attend the Meeting. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.